EXHIBIT 3.8


            ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF
                   CENTRAL WIRELESS, INC., A UTAH CORPORATION


      Pursuant to the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, the undersigned corporation (the "Corporation"), hereby adopts the following amendment to its Articles of Incorporation:

      The first paragraph of Article IV shall be amended to read as follows:

                         ARTICLE IV - AUTHORIZED SHARES

      The total number of shares of stock which the Corporation shall have authority to issue is Two Billion Ten Million (2,010,000,000) shares, consisting of Two Billion (2,000,000,000) shares of Common Stock having a par value of $0.001 per share, and Ten Million (10,000,000) shares of Preferred Stock having a par value of $0.01 per share.

      The foregoing amendment was adopted on September 25, 2003. The number of issued and outstanding shares entitled to vote on these Amendments to the Articles of Incorporation was 237,930,144 of which 119,097,462 shares voted in favor and none opposed.

      IN  WITNESS   WHEREOF,   the  foregoing   Amendment  to  the  Articles  of
Incorporation has been executed this 25th day of September, 2003.


                                        CENTRAL WIRELESS, INC.


                                        BY: /S/ Kenneth W. Brand
                                           -------------------------------------
                                           NAME:  Kenneth W. Brand
                                           TITLE: Chief Executive Officer


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